UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TICC Capital Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TICC CAPITAL CORP.
8 Sound Shore Drive, Suite 255
Greenwich, Connecticut 06830

April [  ], 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of TICC Capital Corp. (the “Company”) to be held on June [  ], 2013 at 10:00 a.m., Eastern Time, at the Company’s corporate headquarters located at 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830.

The notice of annual meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, you will be asked to: (i) elect one director of the Company; and (ii) approve a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering).

It is important that your shares be represented at the annual meeting. If you are unable to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided, vote your shares by telephone, or vote via the Internet. Your vote is important.

Sincerely yours,
Jonathan H. Cohen Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to Be Held on June [  ], 2013.

Our proxy statement and annual report on Form 10-K for the year ended December 31, 2012 are available on the Internet at http://ticc.com/proxy.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;
•	A list of the matters intended to be acted on and our recommendations regarding those matters;
•	Any control/identification numbers that you need to access your proxy card; and
•	Information about attending the meeting and voting in person.

TICC CAPITAL CORP.
8 Sound Shore Drive, Suite 255
Greenwich, Connecticut 06830
(203) 983-5275

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE [  ], 2013

To the Stockholders of TICC Capital Corp.:

The 2013 Annual Meeting of Stockholders of TICC Capital Corp. (the “Company”) will be held at the Company’s corporate headquarters located at 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830 on June [  ], 2013, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect one director of the Company, who will serve for a term of three years, or until her successor is duly elected and qualified;
2.	To approve a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering); and
3.	To transact such other business as may properly come before the meeting.

You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on April [  ], 2013. Whether or not you expect to be present in person at the meeting, please sign the enclosed proxy and return it promptly in the self-addressed envelope provided or register your vote by telephone or through the Internet. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors,
Patrick F. Conroy Corporate Secretary

Greenwich, Connecticut
April [  ], 2013

This is an important meeting. To ensure proper representation at the meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, vote your shares by telephone, or vote via the Internet. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

TICC CAPITAL CORP.
8 Sound Shore Drive, Suite 255
Greenwich, Connecticut 06830
(203) 983-5275

PROXY STATEMENT
2013 Annual Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of TICC Capital Corp. (the “Company,” “TICC,” “we,” “us” or “our”) for use at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June [  ], 2013, at 10:00 a.m., Eastern Time, at the Company’s corporate headquarters located at 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830, and at any postponements or adjournments thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are first being sent to stockholders on or about April [  ], 2013.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card, or otherwise provide voting instructions, either via the Internet or by telephone, and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominee as director and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), in writing, by submitting a properly executed, later-dated proxy, or by voting in person at the Annual Meeting. Please send your notification to TICC Capital Corp., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, and submit a properly executed, later-dated proxy or vote in person at the Annual Meeting. Any stockholder of record attending the Annual Meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank or other institution or nominee (“Broker Shares”), you may vote such shares at the Annual Meeting only if you obtain proper written authority from your institution or nominee and present it at the Annual Meeting. All of our directors are encouraged to attend the Annual Meeting. Three of our directors attended our 2012 Annual Meeting.

Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or the telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Purpose of Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	To elect one director of the Company, who will serve for a term of three years, or until her successor is duly elected and qualified;
2.	To approve a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the Proxy Statement (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering); and
3.	To transact such other business as may properly come before the meeting.

Voting Securities

You may vote your shares, in person or by proxy, at the Annual Meeting only if you were a stockholder of record at the close of business on April [  ], 2013 (the “Record Date”). On the Record Date, there were [    ] shares of the Company’s common stock outstanding. Each share of common stock is entitled to one vote.

Quorum Required

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker Shares for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “Broker Non-Votes” with respect to such proposals) will be treated as shares present for quorum purposes.

If a quorum is not present at the Annual Meeting, the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Vote Required

Election of Director.  The election of a director requires the affirmative vote of a majority of the outstanding shares of common stock. Stockholders may not cumulate their votes. If you vote “Withhold Authority” with respect to either nominee, your shares will not be voted with respect to the person indicated. Because directors are elected by a majority of the outstanding shares, abstentions and Broker Non-Votes will have the effect of a vote against this proposal.

Approval of a Proposal to Authorize the Company to Sell Shares of its Common Stock at a Price or Prices Below the Company’s then Current Net Asset Value Per Share in One or More Offerings, in Each Case Subject to the Approval of its Board of Directors and Compliance with the Conditions Set Forth in the Proxy Statement (Including, Without Limitation, that the Number of Shares Issued Does Not Exceed 25% of the Company’s then Outstanding Common Stock Immediately Prior to Each Such Offering).  The affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting that are not held by affiliated persons of the Company is required to approve this proposal. For purposes of this proposal, the Investment Company Act of 1940, as amended (the “1940 Act”), defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the Company, whichever is the less. Abstentions and Broker Non-Votes will have the effect of a vote against this proposal.

Additional Solicitation.  If there are not enough votes to approve any proposals at the Annual Meeting, the stockholders who are represented may adjourn the Annual Meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Also, a stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval thereof.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, and proxy card. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or employees of the Company (without special compensation therefor). The Company has also retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $[    ] plus reimbursement of certain out of pocket expenses. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised.

Any such notice of revocation should be provided in writing, signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

The principal business address of both our investment adviser, TICC Management, LLC (“TICC Management”) and our administrator, BDC Partners, LLC (“BDC Partners”), is 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, the beneficial ownership of each current director, the nominees for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon Schedule 13G filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. Our address is 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class(2)
Interested Directors
Jonathan H. Cohen(3)	[310,259]	*
Charles M. Royce	[400,275]	*
Independent Directors
Steven P. Novak	[14,474]	*
G. Peter O’Brien	[67,810]	*
Tonia L. Pankopf	[8,927]	*
Executive Officers
Saul B. Rosenthal(3)	[107,396]	*
Patrick F. Conroy	[54,984]	*
Executive officers and directors as a group	[964,125]	[1.8]%

*	Represents less than one percent.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(2)	Based on a total of [ ] shares of the Company’s common stock issued and outstanding on the Record Date.
(3)	Includes 259 shares held by BDC Partners, which may be deemed to be beneficially owned by Messrs. Cohen and Rosenthal by virtue of their ownership interests therein.

Set forth below is the dollar range of equity securities beneficially owned by each of our directors as of the Record Date.

Name of Director	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Interested Directors
Jonathan H. Cohen	Over $100,000
Charles M. Royce	Over $100,000
Independent Directors
Steven P. Novak	Over $100,000
G. Peter O’Brien	Over $100,000
Tonia L. Pankopf	$50,001 – $100,000

(1)	The dollar ranges are: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or Over $100,000.
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $[ ] on the Record Date on the NASDAQ Global Select Market. Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.

PROPOSAL I: ELECTION OF DIRECTOR

Pursuant to the Company’s bylaws, the number of directors is set at five unless otherwise designated by the Board of Directors. Directors are elected for a staggered term of three years each, with a term of office of one of the three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected or until his or her successor is duly elected and qualified.

Ms. Tonia L. Pankopf has been nominated for election for a three-year term expiring in 2016. Ms. Pankopf is not being proposed for election pursuant to any agreement or understanding between Ms. Pankopf and the Company.

A stockholder can vote for or withhold his or her vote from the nominee. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy “FOR” the election of the nominee named below. If the nominee should decline or be unable to serve as a director, it is intended that the proxy will vote for the election of such person as is nominated by the Board of Directors as a replacement. The Board of Directors has no reason to believe that the persons named above will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEE NAMED IN THIS PROXY STATEMENT.

Information about the Nominee and Directors

As described below under “Committees of the Board of Directors — Nominating and Corporate Governance Committee,” the Board of Directors has identified certain desired talents and experience for director nominees. Each of our directors and the director nominees has demonstrated high character and integrity; the knowledge, skills and experience necessary to be able to offer advice and guidance to our management in light of prevailing business conditions; familiarity with national and international business matters; experience with accounting rules and practices; appreciation of the relationship of our business to the changing needs of society; and the desire to balance the considerable benefit of continuity with the periodic injection of fresh perspective. Each of our directors and the director nominee also has sufficient time available to devote to the affairs of the Company, is able to work with the other members of the Board of Directors and contribute to the success of the Company and can represent the long-term interests of the Company’s stockholders as a whole. Our directors and the director nominee have been selected such that the Board of Directors represents a range of backgrounds and experience.

Certain information, as of the Record Date, with respect to the nominee for election at the Annual Meeting, as well as each of the current directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds, the year in which each person became a director of the Company, and a discussion of their particular experience, qualifications, attributes or skills that lead us to conclude, as of the Record Date, that such individual should serve as a director of the Company, in light of the Company’s business and structure.

The business address of the nominee and the directors listed below is 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830.

Nominee for Director

Independent Nominee

Ms. Pankopf is not an interested person as defined in the 1940 Act.

Name and Year First Elected Director	Age	Background Information
Tonia L. Pankopf (2003)	45	Ms. Pankopf is managing partner of Pareto Advisors, LLC. Previously, she was a senior analyst and managing director at Palladio Capital Management, LLC from January 2004 through April 2005. She previously served as an analyst and portfolio manager with P.A.W. Capital Partners, LP from 2001 to July 2003. Ms. Pankopf was a senior analyst and vice president at Goldman, Sachs & Co. from 1999 to 2001 and at Merrill Lynch & Co. from 1998 to 1999. Ms. Pankopf currently serves on the Board of Directors of the University System of Maryland Foundation and on the Board of Directors of Landec Corporation. Ms. Pankopf is a member of the National Association of Corporate Directors and holds an ISS Accredited Certificate of Director Education. Ms. Pankopf’s extensive experience in investment research and analysis of mid-market and technology companies provides our Board of Directors with valuable insights of an experienced and diligent financial and investment manager, as well as a diverse perspective.

Current Directors

Interested Directors

Mr. Cohen is an interested person of the Company as defined in the 1940 Act due to his position as Chief Executive Officer of the Company and TICC Management, the Company’s investment adviser, and as the managing member of BDC Partners, the managing member of TICC Management.

Name and Year First Elected Director	Term Expires	Age	Background Information
Jonathan H. Cohen (2003)	2015	48	Mr. Cohen has served as Chief Executive Officer of both TICC and TICC Management, and as the managing member of BDC Partners, since 2003. In addition, Mr. Cohen has served since 2005 as the Chief Executive Officer of T2 Advisers, LLC, which serves as the investment adviser to Greenwich Loan Income Fund Limited (LSE AIM: GLIF), a Guernsey fund that invests primarily in leveraged corporate loans across a variety of industries, and which serves as collateral manager to T2 Income Fund CLO I Ltd., a CLO vehicle sponsored by Greenwich Loan Income Fund Limited. Mr. Cohen has also served as Chief Executive Officer and Director of Oxford Lane Capital Corp. (NasdaqGS: OXLC), a registered closed-end fund, and as Chief Executive Officer of Oxford Lane Management, LLC, since 2010. Previously, Mr. Cohen managed technology equity research groups at Wit Capital, Merrill Lynch, UBS and Smith Barney. Mr. Cohen serves on the board of Algorithmic Implementations, Inc. (d/b/a Ai Squared) and is a member of the Board of Trustees of Connecticut College. Mr. Cohen received a B.A. in Economics from Connecticut College and an M.B.A. from Columbia University. Mr. Cohen’s depth of experience in managerial positions in investment management, securities research and financial services, as well as his intimate knowledge of our business and operations, gives our Board of Directors valuable industry-specific knowledge and expertise on these and other matters.

Mr. Royce is an interested person due to his ownership of a minority, non-controlling interest in the Company’s investment adviser, TICC Management.

Name and Year First Elected Director	Term Expires	Age	Background Information
Charles M. Royce (2003)	2014	73	Mr. Royce has served as Chairman of our Board of Directors since 2003. Mr. Royce became President of Royce & Associates, LLC (“Royce & Associates”) in 1972. He also serves as a Co-Chief Investment Officer of Royce & Associates and manages or co-manages twelve of Royce & Associates’ open- and closed-end registered funds. Mr. Royce serves on the Board of Directors of The Royce Funds. Mr. Royce’s history with us, familiarity with our investment platform, and extensive knowledge of the financial services industry and the investment valuation process in particular qualify him to serve as the Chairman of our Board of Directors.

Independent Directors

The following directors are not interested persons as defined in the 1940 Act.

Name and Year First Elected Director	Term Expires	Age	Background Information
Steven P. Novak (2003)	2014	65	Mr. Novak currently serves as Chairman of the Board of Directors of Mederi Therapeutics Inc., an early stage medical device company, and serves as a board observer at Aperio Technologies Inc., the leading ePathology solutions vendor to the healthcare and life sciences markets. Until July 2010, Mr. Novak also served on the Board of Directors of CyberSource Corporation, an Internet based ePayments processor company, where he served as the Lead Independent Director and Chairman of the Nominating Committee. Mr. Novak previously served as President of Palladio Capital Management, LLC and as the Principal and Managing Member of the General Partner of Palladio Partners, LP, an equities hedge fund, from July 2002 until July 2009. A Chartered Financial Analyst, Mr. Novak’s financial expertise from his experience as a financial manager and varied roles on the boards of both publicly-traded and privately-held companies provides our Board of Directors with particular technology-related knowledge and the perspective of a knowledgeable corporate leader.

Name and Year First Elected Director	Term Expires	Age	Background Information
G. Peter O’Brien (2003)	2015	67	Mr. O’Brien is currently a member of the Board of Directors of Hill House, Inc., a congregate care facility for low income elderly residents, and a member of the Board of Directors of the Bridges School. Mr. O’Brien serves on the Board of Directors of the Legg Mason Family of Mutual Funds and The Royce Funds. Mr. O’Brien was a member of the Board of Trustees of Colgate University from May 1996 to May 2005. Mr. O’Brien retired as a Managing Director of Merrill Lynch & Co. in 1999 after working in the equity capital markets area since he joined Merrill Lynch & Co. in 1971. Mr. O’Brien’s extensive familiarity with the financial industry and the investment management process in particular, and experience as a director of other publicly-traded and privately-held companies, provides our Board of Directors with valuable insight and perspective.

Information about Executive Officers Who Are Not Directors

The following information, as of the Record Date, pertains to our executive officers who are not directors of the Company. Certain of our executive officers serve as directors of, or on the board of managers of, certain of our portfolio companies.

Name	Age	Background Information
Saul B. Rosenthal	44	Mr. Rosenthal has served as Chief Operating Officer since 2003 and President since 2004 of TICC and TICC Management, and is a member of BDC Partners. In addition, Mr. Rosenthal has served since 2005 as the President of T2 Advisers, LLC, which serves as investment adviser for Greenwich Loan Income Fund (LSE AIM: GLIF), a Guernsey fund that invests primarily in leveraged corporate loans across a variety of industries, and which also serves as collateral manager of T2 Income Fund CLO I Ltd., a CLO vehicle sponsored by Greenwich Loan Income Fund. In addition, Mr. Rosenthal has served as President and a Director of Oxford Lane Capital Corp. (NasdaqGS: OXLC), a registered closed-end fund, and as President of Oxford Lane Management, LLC, since 2010. Mr. Rosenthal was previously an attorney at the law firm of Shearman & Sterling LLP. Mr. Rosenthal serves on the board of Algorithmic Implementations, Inc. (d/b/a Ai Squared) and is a member of the board of the National Museum of Mathematics and the New York City chapter of the Young Presidents’ Organization (YPO). Mr. Rosenthal received a B.S., magna cum laude, from the Wharton School of the University of Pennsylvania, a J.D. from Columbia University Law School, where he was a Harlan Fiske Stone Scholar, and a LL.M. (Taxation) from New York University School of Law.
Patrick F. Conroy	56	Mr. Conroy has served as the Chief Financial Officer since 2003, and the Chief Compliance Officer and Corporate Secretary since 2004 of TICC, TICC Management and BDC Partners. Mr. Conroy has served as the Treasurer of TICC Management and BDC Partners since 2004, and previously served as the Treasurer of TICC from 2004 to 2009. Mr. Conroy has also served since 2005 as the Chief Financial Officer of T2 Advisers, LLC, which serves as investment adviser for Greenwich Loan Income Fund Limited (LSE AIM: GLIF), a Guernsey fund that invests primarily in leveraged corporate loans across a variety of industries globally, and which also serves as collateral manager of T2 Income Fund CLO I Ltd., a CLO vehicle sponsored by Greenwich Loan Income Fund Limited. In addition, Mr. Conroy has served as Chief Financial Officer, Chief Compliance Officer and Corporate Secretary of Oxford Lane Capital Corp. (NasdaqGS: OXLC), a registered closed-end fund, and Oxford Lane Management, since 2010. Prior to joining TICC Capital Corp. in December 2003, Mr. Conroy was a consultant on financial reporting and compliance matters, as well as an adjunct professor of accounting and finance at St. Thomas Aquinas College. He is a certified public accountant. Mr. Conroy received a B.S. in Accounting, summa cum laude, from St. John’s University and did graduate work at Bernard M. Baruch College of the City University of New York.

Director Independence

In accordance with rules of the NASDAQ Stock Market, our Board of Directors annually determines each director’s independence. We do not consider a director independent unless our Board of Directors has determined that he or she has no material relationship with us. We monitor the relationships of our directors and officers through a questionnaire each director completes no less frequently than annually and updates periodically as information provided in the most recent questionnaire changes.

In order to evaluate the materiality of any such relationship, our Board of Directors uses the definition of director independence set forth in the rules promulgated by the NASDAQ Stock Market. Rule 5605(a)(2) provides that a director of a BDC, shall be considered to be independent if he or she is not an “interested person” of TICC, as defined in Section 2(a)(19) of the 1940 Act.

The Board of Directors has determined that each of the directors is independent and has no relationship with us, except as a director and stockholder, with the exception of Jonathan H. Cohen, as a result of his position as our Chief Executive Officer, and Charles M. Royce, as a result of his ownership of a minority, non-controlling interest in our investment adviser, TICC Management.

Board Leadership Structure

Our Board of Directors monitors and performs an oversight role with respect to the business and affairs of TICC, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to TICC. Among other things, our Board of Directors approves the appointment of our investment adviser and officers, reviews and monitors the services and activities performed by our investment adviser and executive officers and approves the engagement, and reviews the performance of, our independent registered public accounting firm.

Under our bylaws, our Board of Directors may designate a Chairman to preside over the meetings of our Board of Directors and meetings of the stockholders and to perform such other duties as may be assigned to him by our Board of Directors. We do not have a fixed policy as to whether the Chairman of our Board of Directors should be an independent director and believe that we should maintain the flexibility to select the Chairman and reorganize the leadership structure, from time to time, based on the criteria that is in the best interests of TICC and its stockholders at such times.

Presently, Mr. Royce serves as the Chairman of our Board of Directors. Mr. Royce is an “interested person” of TICC as defined in Section 2(a)(19) of the 1940 Act as a result of his ownership of a minority, non-controlling interest in our investment adviser, TICC Management. We believe that Mr. Royce’s history with TICC, familiarity with its investment platform, and extensive knowledge of the financial services industry and the investment valuation process in particular qualify him to serve as the Chairman of our Board of Directors. We believe that we are best served through this existing leadership structure, as Mr. Royce’s relationship with our investment adviser provides an effective bridge and encourages an open dialogue between management and our Board of Directors, ensuring that these groups act with a common purpose.

Our Board of Directors does not currently have a designated lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is Chairman of our Board of Directors, but believe these potential conflicts are offset by our strong corporate governance policies. Our corporate governance policies include regular meetings of the independent directors in executive session without the presence of interested directors and management, the establishment of Audit and Nominating and Corporate Governance Committees comprised solely of independent directors and the appointment of a Chief Compliance Officer, with whom the independent directors meet regularly without the presence of interested directors and other members of management, for administering our compliance policies and procedures.

We recognize that different board leadership structures are appropriate for companies in different situations. We re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs and serve the best interests of TICC and its shareholders.

Board’s Role In Risk Oversight

Our Board of Directors performs its risk oversight function primarily through (i) its three standing committees, which report to the entire Board of Directors and are comprised solely of independent directors, and (ii) active monitoring of our Chief Compliance Officer and our compliance policies and procedures.

As described below in more detail under “Committees of the Board of Directors,” the Audit Committee, the Valuation Committee and the Nominating and Corporate Governance Committee assist the Board of Directors in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing our accounting and financial reporting processes, our systems of internal controls regarding finance and accounting, and audits of our financial statements. The Valuation Committee’s risk oversight responsibilities include establishing guidelines and making recommendations to our Board of Directors regarding the valuation of our loans and investments. The Nominating and Corporate Governance Committee’s risk oversight responsibilities include selecting, researching and nominating directors for election by our stockholders, developing and recommending to the Board of Directors a set of corporate governance principles and overseeing the evaluation of our Board of Directors and our management.

Our Board of Directors also performs its risk oversight responsibilities with the assistance of our Chief Compliance Officer. Our Board of Directors annually reviews a written report from the Chief Compliance Officer discussing the adequacy and effectiveness of the compliance policies and procedures of TICC and its service providers. The Chief Compliance Officer’s annual report addresses at a minimum (i) the operation of the compliance policies and procedures of TICC and its service providers since the last report; (ii) any material changes to such policies and procedures since the last report; (iii) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s annual review; and (iv) any compliance matter that has occurred since the date of the last report about which our Board of Directors would reasonably need to know to oversee our compliance activities and risks. In addition, the Chief Compliance Officer meets separately in executive session with the independent directors at least quarterly.

We believe that our Board of Directors’ role in risk oversight is effective and appropriate given the extensive regulation to which we are already subject as a BDC. As a BDC, we are required to comply with certain regulatory requirements that control the levels of risk in our business and operations. For example, our ability to incur indebtedness is limited such that our asset coverage must equal at least 200% immediately after each time we incur indebtedness, we generally have to invest at least 70% of our total assets in “qualifying assets” and we are limited in our ability to invest in any portfolio company in which one of our affiliates currently has an investment.

We recognize that different board roles in risk oversight are appropriate for companies in different situations. We re-examine the manner in which our Board of Directors administers its oversight function on an ongoing basis to ensure that they continue to meet our needs.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Valuation Committee and a Nominating and Corporate Governance Committee. During 2012, our Board of Directors held five Board meetings, six Audit Committee meetings, four Valuation Committee meetings and one Nominating and Corporate Governance Meeting. All directors attended at least 75% of the aggregate number of meetings of our Board of Directors and of the respective committees on which they served. We require each director to make a diligent effort to attend all Board and committee meetings, as well as each annual meeting of stockholders.

The Audit Committee.  The Audit Committee operates pursuant to a charter approved by our Board of Directors. The charter sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include recommending the selection of our independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing our annual financial statements and periodic filings, and receiving the audit reports covering our financial statements. The Audit Committee is presently comprised of three persons: Messrs. Novak and O’Brien and Ms. Pankopf, all of whom are considered independent under the rules promulgated by the NASDAQ Stock Market. Our Board of Directors has determined that Mr. Novak is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Exchange Act. Mr. Novak meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act and, in addition, is not an “interested person” of TICC as defined in Section 2(a)(19) of the 1940 Act. Mr. Novak currently serves as Chairman of the Audit Committee. The Audit Committee met on six occasions during 2012.

The Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee operates pursuant to a charter approved by our Board of Directors. The charter sets forth the responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include selecting, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on the Board of Directors or a committee thereof, monitoring and making recommendations to the Board of Directors on matters of Company policies and practices relating to corporate governance and overseeing the evaluation of the Board of Directors and our management. The Nominating and Corporate Governance Committee is presently comprised of three persons: Messrs. Novak and O’Brien and Ms. Pankopf, all of whom are considered independent under the rules promulgated by the NASDAQ Stock Market. Mr. O’Brien currently serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met on one occasion during 2012.

The Nominating and Corporate Governance Committee does not currently have a written policy with regard to nominees recommended by our stockholders. The absence of such a policy does not mean, however, that a stockholder recommendation would not have been considered had one been received.

The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with our bylaws and any applicable law, rule or regulation regarding director nominations. When submitting a nomination for consideration, a stockholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name, age and address; principal occupation during the past five years; current directorships on publicly held companies and investment companies; number of shares of Company common stock owned, if any; and, a written consent of the individual to stand for election if nominated by our Board of Directors and to serve if elected by our stockholders.

In evaluating director nominees, the members of the Nominating and Corporate Governance Committee consider the following factors:

•	the appropriate size and composition of our Board of Directors;
•	whether or not the person is an “interested person” of TICC as defined in Section 2(a)(19) of the 1940 Act;
•	the needs of TICC with respect to the particular talents and experience of its directors;
•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;
•	familiarity with national and international business matters;
•	experience with accounting rules and practices;
•	appreciation of the relationship of our business to the changing needs of society;
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and
•	all applicable laws, rules, regulations, and listing standards.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to TICC a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing there are no stated minimum criteria for director nominees, although the members of the Nominating and Corporate Governance Committee may also consider such other factors as they may deem are in the best interests of TICC and its stockholders. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.

The members of the Nominating and Corporate Governance Committee identify nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the independent members of the Board of Directors identify the desired skills and experience of a new nominee in light of the criteria above. The entire Board of Directors is polled for suggestions as to individuals meeting the aforementioned criteria. Research may also be performed to identify qualified individuals. To date, neither the Board of Directors nor the Nominating and Corporate Governance Committee has engaged third parties to identify or evaluate or assist in identifying potential nominees although each reserves the right in the future to retain a third party search firm, if necessary.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee considers and discusses diversity, among other factors, with a view toward the needs of our Board of Directors as a whole. The Nominating and Corporate Governance Committee generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to our Board of Directors, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Nominating and Corporate Governance Committee’s goal of creating a Board of Directors that best serves the needs of TICC and the interest of its stockholders.

The Valuation Committee.  The Valuation Committee establishes guidelines and makes recommendations to our Board of Directors regarding the valuation of our loans and investments. Our portfolio investments are generally not publicly traded securities. As a result, there is no readily determinable market value for these securities. Thus, as required by the 1940 Act for such securities, we value these securities at fair value as determined in good faith by our Board of Directors based upon the recommendation of the Valuation Committee.

Our process for determining the fair value of a bilateral investment begins with determining the enterprise value of the portfolio company. Enterprise value means the entire value of the company to a potential buyer, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. The fair value of our investment is based, in part, on the enterprise value at which the portfolio company could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The liquidity event whereby we exit a private investment is generally the sale, the recapitalization or, in some cases, the initial public offering of the portfolio company.

There is no one methodology to determine enterprise value and, in fact, for any one portfolio company, enterprise value is best expressed as a range of fair values, from which we derive a single estimate of enterprise value. To determine the enterprise value of a portfolio company, we analyze the historical and projected financial results, as well as the nature and value of any collateral. We also use industry valuation benchmarks and public market comparables. We also consider other events, including private mergers and acquisitions, a purchase transaction, public offering or subsequent debt or equity sale or restructuring, and include these events in the enterprise valuation process. We generally require portfolio companies to provide annual audited and quarterly unaudited financial statements, as well as annual projections for the upcoming fiscal year.

Typically, our bilateral debt investments are valued on the basis of a fair value determination arrived at through an analysis of the borrower’s financial and operating condition or other factors, as well as consideration of the entity’s enterprise value. The types of factors that we may take into account in valuing our investments include: market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flows, among other factors. The fair value of equity interests in portfolio companies is determined based on various factors, including the enterprise value remaining for equity holders after the repayment of the portfolio company’s debt and other preference capital, and other pertinent factors such as recent offers to purchase a portfolio company, recent transactions involving the purchase or sale of the portfolio company’s equity securities, or other liquidity events. The determined equity values are generally discounted when we have a minority position, restrictions on resale, specific concerns about the receptivity of the capital markets to a specific company at a certain time, or other factors.

We will record unrealized depreciation on bilateral investments when we believe that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful. To the extent that we believe that it has become probable that a loan is not collectible or probable that an equity investment is not realizable, we will classify that amount as a realized loss. We will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and our equity security has also appreciated in value. Changes in fair value, other than such changes that are considered probable of non-collection or non-realization, as described above, are recorded in the statement of operations as net change in unrealized appreciation or depreciation.

Under the valuation procedures approved by our Board of Directors, upon the recommendation of the Valuation Committee, a third-party valuation firm will prepare valuations for each of our bilateral investments for which market quotations are not readily available that, when combined with all other investments in the same portfolio company, (i) have a value as of the previous quarter of greater than or equal to 2.5% of our total assets as of the previous quarter, and (ii) have a value as of the current quarter of greater than or equal to 2.5% of our total assets as of the previous quarter, after taking into account any repayment of principal during the current quarter. In addition, the frequency of those third-party valuations of our portfolio securities is based upon the grade assigned to each such security under our credit grading system as follows: Grade 1, at least annually; Grade 2, at least semi-annually; Grades 3, 4, and 5, at least quarterly. TICC Management also retains the authority to seek, on our behalf, additional third party valuations with respect to both our bilateral portfolio securities and our syndicated loan investments. Our Board of Directors retains ultimate authority as to the third-party review cycle as well as the appropriate valuation of each investment.

On April 9, 2009, the FASB issued additional guidelines under ASC 820-10-35, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” which provides guidance on factors that should be considered in determining when a previously active market becomes inactive and whether a transaction is orderly. In accordance with ASC 820-10-35, our valuation procedures specifically provide for the review of indicative quotes supplied by the large agent banks that make a market for each security. However, the marketplace for which we obtain indicative bid quotes for purposes of determining the fair value of our syndicated loan investments have shown these attributes of illiquidity as described by ASC-820-10-35. Due to limited market liquidity in the syndicated loan market, TICC believes that the non-binding indicative bids received from agent banks for certain syndicated investments that we own may not be determinative of their fair value and therefore alternative valuation procedures may need to be undertaken. As a result, TICC has engaged third-party valuation firms to provide assistance in valuing certain syndicated investments that we own. In addition, TICC Management prepares an analysis of each syndicated loan, including a financial summary, covenant compliance review, recent trading activity in the security, if known, and other business developments related to the portfolio company. All available information, including non-binding indicative bids which may not be determinative of fair value, is presented to the Valuation Committee to consider in its determination of fair value. In some instances, there may be limited trading activity in a security even though the market for the security is considered not active. In such cases the Valuation Committee will consider the number of trades, the size and timing of each trade, and other circumstances around such trades, to the extent such information is available, in its determination of fair value. The Valuation Committee will evaluate the impact of such additional information, and factor it into its consideration of the fair value that is indicated by the analysis provided by third-party valuation firms. We have considered the factors described in ASC 820-10 and have determined that we are properly valuing the securities in our portfolio.

During the past few years, we have acquired a number of debt and equity positions in CLO investment vehicles. These investments are special purpose financing vehicles. In valuing such investments, we consider the operating metrics of the specific investment vehicle, including compliance with collateralization tests, defaulted and restructured securities, and payment defaults, if any. In addition, we consider the indicative prices provided by the broker who arranges transactions in such investment vehicles, as well as any available information on other relevant transactions in the market. TICC Management or the Valuation Committee may request an additional analysis by a third-party firm to assist in the valuation process of CLO investment vehicles. All information is presented to our Board of Directors for its determination of fair value of these investments.

The Valuation Committee is presently comprised of Messrs. Novak and O’Brien and Ms. Pankopf. Mr. Novak currently serves as Chairman of the Valuation Committee. The Valuation Committee met on four occasions during 2012.

The Compensation Committee.  We do not have a compensation committee and we do not engage any compensation consultants because our executive officers do not receive any direct compensation from TICC.

Communication with the Board of Directors

Stockholders with questions about the Company are encouraged to contact the Company’s Investor Relations Department. However, if stockholders believe that their questions have not been addressed, they may communicate with the Company’s Board of Directors by sending their communications to TICC Capital Corp., c/o Patrick F. Conroy, Corporate Secretary, 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830. All stockholder communications received in this manner will be delivered to one or more members of the Board of Directors, as appropriate.

Code of Ethics

The Company has adopted a code of ethics which applies to, among others, its senior officers, including its Chief Executive Officer and its Chief Financial Officer, as well as every officer, director and employee of the Company. The Company’s code can be accessed via its website at http://www.ticc.com. The Company intends to disclose amendments to or waivers from a required provision of the code on Form 8-K.

Compensation of Directors

The following table sets forth compensation of the Company’s directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash(1)	All Other Compensation(2)	Total
Interested Directors
Jonathan H. Cohen	—	—	—
Charles M. Royce	—	—	—
Independent Directors
Steven P. Novak	$96,000	—	$96,000
G. Peter O’Brien	$84,000	—	$84,000
Tonia L. Pankopf	$81,000	—	$81,000

(1)	For a discussion of the independent directors’ compensation, see below.
(2)	We do not maintain a stock or option plan, non-equity incentive plan or pension plan for our directors.

The independent directors receive an annual fee of $55,000. In addition, the independent directors receive $2,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each

Board of Directors meeting, $1,500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each Valuation Committee meeting, $1,500 plus reimbursement of reasonable out of-pocket expenses incurred in connection with attending each Audit Committee meeting and $1,000 plus reimbursement of reasonable out of-pocket expenses incurred in connection with attending each Nominating and Corporate Governance Committee meeting. The Chairman of the Audit Committee also receives an additional annual fee of $7,500 for his service as chair of the Audit Committee. The Chairman of the Valuation Committee also receives an additional annual fee of $7,500 for his service as chair of the Valuation Committee. The Chairman of the Nominating and Corporate Governance Committee also receives an additional annual fee of $3,000 for his service as chair of the Nominating and Corporate Governance Committee. No compensation was paid to directors who are interested persons of TICC as defined in the 1940 Act.

Compensation of Chief Executive Officer and Other Executive Officers

None of our officers receive direct compensation from TICC. As a result, we do not have a compensation committee and do not engage any compensation consultants. Mr. Cohen, our Chief Executive Officer, and Mr. Rosenthal, our President and Chief Operating Officer, through their ownership interest in BDC Partners, the managing member of TICC Management, are entitled to a portion of any profits earned by TICC Management, which includes any fees payable to TICC Management under the terms of our investment advisory agreement with TICC Management (the “Investment Advisory Agreement”), less expenses incurred by TICC Management in performing its services under the Investment Advisory Agreement. Messrs. Cohen and Rosenthal do not receive any additional compensation from TICC Management in connection with the management of our portfolio.

The compensation of Mr. Conroy, our Chief Financial Officer, Chief Compliance Officer and Corporate Secretary, is paid by our administrator, BDC Partners, subject to reimbursement by us of an allocable portion of such compensation for services rendered by Mr. Conroy to TICC. For the fiscal year ended December 31, 2012, we accrued approximately $1.2 million for the allocable portion of compensation expenses incurred by BDC Partners on our behalf for our Chief Financial Officer and Chief Compliance Officer, our Treasurer and Controller, and other support personnel, pursuant to our administration agreement with BDC Partners (the “Administration Agreement”).

Certain Relationships and Transactions

Transactions with Affiliated Persons

We have entered into the Investment Advisory Agreement with TICC Management. TICC Management is controlled by BDC Partners, its managing member. In addition to BDC Partners, TICC Management is owned by Charles M. Royce, our non-executive Chairman, who holds a minority, non-controlling interest in TICC Management as the non-managing member. BDC Partners, as the managing member of TICC Management, manages the business and internal affairs of TICC Management. In addition, BDC Partners provides us with office facilities and administrative services pursuant to the Administration Agreement. Jonathan H. Cohen, our Chief Executive Officer, as well as a director, is the managing member of and controls BDC Partners. Saul B. Rosenthal, our President and Chief Operating Officer, is also the President and Chief Operating Officer of TICC Management and a member of BDC Partners. BDC Partners is also the managing member of Oxford Gate Capital, LLC, a private fund in which Messrs. Cohen and Rosenthal are invested.

Charles M. Royce, a director and the non-executive Chairman of our Board of Directors, has a minority, non-controlling interest in TICC Management, but he does not take part in the management or participate in the operations of TICC Management; however, Mr. Royce has agreed to make himself or certain other portfolio managers available to TICC Management to provide certain consulting services without compensation.

In addition, Messrs. Cohen and Rosenthal currently serve as Chief Executive Officer and President, respectively, for T2 Advisers, LLC, an investment adviser to Greenwich Loan Income Fund Limited (LSE AIM: GLIF), a Guernsey fund that invests primarily in leveraged corporate loans across a variety of industries, and which serves as collateral manager to T2 Income Fund CLO I Ltd., a CLO vehicle sponsored by Greenwich Loan Income Fund Limited. BDC Partners is the managing member of T2 Advisers, LLC.

Further, Messrs. Cohen and Rosenthal currently serve as Chief Executive Officer and President, respectively, of Oxford Lane Capital Corp., a non-diversified closed-end management investment company that invests primarily in collateralized loan obligations (CLOs), and its investment adviser, Oxford Lane Management, LLC. BDC Partners provides Oxford Lane Capital Corp. with office facilities and administrative services pursuant to an administration agreement and also serves as the managing member of Oxford Lane Management, LLC. In addition, Patrick F. Conroy, the Chief Financial Officer, Chief Compliance Officer and Corporate Secretary of TICC Management, BDC Partners and TICC, serves in the same capacities for Oxford Lane Capital Corp. and Oxford Lane Management, LLC and also serves as the Chief Financial Officer of Greenwich Loan Income Fund Limited and as the Chief Financial Officer, Chief Compliance Officer and Treasurer of T2 Advisers, LLC.

BDC Partners has adopted a written policy with respect to the allocation of investment opportunities among TICC, Oxford Lane Capital Corp., Greenwich Loan Income Fund Limited and Oxford Gate Capital, LLC in view of the potential conflicts of interest raised by the relationships described above.

In the ordinary course of business, we may enter into transactions with portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented certain policies and procedures whereby our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us, companies controlled by us and our employees and directors. We will not enter into any agreements unless and until we are satisfied that doing so will not raise concerns under the 1940 Act or, if such concerns exist, we have taken appropriate actions to seek board review and approval or exemptive relief for such transaction. Our Board of Directors reviews these procedures on an annual basis.

We have also adopted a Code of Ethics which applies to, among others, our senior officers, including our Chief Executive Officer and Chief Financial Officer, as well as all of our officers, directors and employees. Our Code of Ethics requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests. Pursuant to our Code of Ethics, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to our Chief Compliance Officer. Our Audit Committee is charged with approving any waivers under our Code of Ethics. As required by the NASDAQ Global Select Market corporate governance listing standards, the Audit Committee of our Board of Directors is also required to review and approve any transactions with related parties (as such term is defined in Item 404 of Regulation S-K).

Board Consideration of the Investment Advisory Agreement

Our Board of Directors determined at a meeting held on April [  ], 2013, to re-approve the Investment Advisory Agreement. In its consideration of the re-approval of the Investment Advisory Agreement, the Board of Directors focused on information it had received relating to, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to us by TICC Management;
•	comparative data with respect to advisory fees or similar expenses paid by other business development companies with similar investment objectives;
•	our historical and projected operating expenses and expense ratio compared to business development companies with similar investment objectives;
•	any existing and potential sources of indirect income to TICC Management or BDC Partners from their relationships with us and the profitability of those relationships, including through the Investment Advisory Agreement and the Administration Agreement;
•	information about the services to be performed and the personnel performing such services under the Investment Advisory Agreement;
•	the organizational capability and financial condition of TICC Management and its affiliates;

•	TICC Management’s practices regarding the selection and compensation of brokers that may execute our portfolio transactions and the brokers’ provision of brokerage and research services to TICC Management; and
•	the possibility of obtaining similar services from other third party service providers or through an internally managed structure.

Based on the information reviewed and the discussions, the Board of Directors, including a majority of the non-interested directors, concluded that fees payable to TICC Management pursuant to the Investment Advisory Agreement were reasonable in relation to the services to be provided. The Board of Directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the Board of Directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Board of Directors may have given different weights to different factors.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, the Company’s directors and executive officers, and any persons holding more than 10% of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based solely on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during 2012.

Independent Registered Public Accounting Firm

The Audit Committee and the independent directors of the Board of Directors have selected PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013.

PricewaterhouseCoopers LLP has advised us that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its affiliates. It is expected that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2011
Audit Fees	$1,267,000	$800,185
Audit-Related Fees	297,700	321,000
Tax Fees	36,600	31,500
All Other Fees	—	—
Total Fees:	$1,601,300	$1,152,685

Audit Fees.  Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings.

Audit-Related Fees.  Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state, and local tax compliance.

All Other Fees.  All other fees would include fees for products and services other than the services reported above.

Audit Committee Report

The Audit Committee of the Board of Directors of TICC Capital Corp. operates under a written charter adopted by the Board of Directors. The Audit Committee is currently composed of Messrs. Novak and O’Brien and Ms. Pankopf.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Review with Management

The Audit Committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the auditors the auditors’ independence. The Audit Committee has also considered the compatibility of non-audit services with the auditors’ independence.

During 2012, the Audit Committee met with members of senior management and the independent registered public accounting firm to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules and regulations of the SEC and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting. In February 2013, the Audit Committee received reports from management and PricewaterhouseCoopers LLP regarding the effectiveness of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley.

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee also recommended the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the year ending December 31, 2013.

Respectfully Submitted,
The Audit Committee Steven P. Novak G. Peter O’Brien Tonia L. Pankopf

The material contained in the foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL II:
APPROVAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK AT A PRICE OR PRICES BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE IN ONE OR MORE OFFERINGS, IN EACH CASE SUBJECT TO THE APPROVAL OF ITS BOARD OF DIRECTORS AND COMPLIANCE WITH THE CONDITIONS SET FORTH IN THE PROXY STATEMENT.

The Company is a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the then current net asset value per share of such stock (“NAV”), exclusive of sales compensation, unless its stockholders approve such a sale and the Company’s board of directors make certain determinations. Shares of the Company’s common stock have traded at a price both above and below their NAV since the Company’s initial public offering in 2003.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock, not exceeding 25% of its then outstanding common stock immediately prior to each such offering, at a price below its then current NAV, subject to certain conditions discussed below. The Company’s board of directors believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the best interests of stockholders. If the Company were unable to access the capital markets as attractive investment opportunities arise, the Company’s ability to grow over time and continue to pay dividends to stockholders could be adversely affected.

While the Company has no immediate plans to sell shares of its common stock below NAV, it is seeking stockholder approval now in order to maintain access to the markets if the Company determines it should sell shares of common stock below NAV. These sales typically must be undertaken quickly. The final terms of any such sale will be determined by the board of directors at the time of sale. Also, because the Company has no immediate plans to sell any shares of its common stock, it is impracticable to describe the transaction or transactions in which such shares of common stock would be sold. Instead, any transaction where the Company sells such shares of common stock, including the nature and amount of consideration that would be received by the Company at the time of sale and the use of any such consideration, will be reviewed and approved by the board of directors at the time of sale. There will be no limit on the percentage below net asset value per share at which shares may be sold by the Company under this proposal. However, the Company does not presently intend to sell shares of its common stock at a price that is more than 20% lower than the Company’s then current NAV, absent extenuating circumstances. If this proposal is approved, no further authorization from the stockholders will be solicited prior to any such sale in accordance with the terms of this proposal. If approved, as required under the 1940 Act, the authorization would be effective for securities sold during a period beginning on the date of such stockholder approval and expiring on the earlier of the anniversary of the date of the Annual Meeting or the date of the Company’s 2014 Annual Meeting of Stockholders. The Company has not previously sold any shares of its common stock at a price below the Company’s then current NAV.

Generally, common stock offerings by BDCs are priced based on the market price of the currently outstanding shares of common stock, less a discount of approximately 5% (which may be higher or lower depending on market conditions). Accordingly, even when shares of the Company’s common stock trade at a market price below NAV, this proposal would permit the Company to offer and sell shares of its common stock in accordance with pricing standards that market conditions generally require, subject to the conditions described below in connection with any offering undertaken pursuant to this proposal. This Proxy Statement is not an offer to sell securities. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from SEC registration requirements.

1940 Act Conditions for Sales below NAV

The Company’s ability to issue shares of its common stock at a price below NAV is governed by the 1940 Act. If stockholders approve this proposal, the Company will only sell shares of its common stock at a price below NAV per share if the following conditions are met:

•	a majority of the Company’s directors who are not “interested persons” of the Company as defined in the 1940 Act, and who have no financial interest in the sale, shall have approved the sale and determined that it is in the best interests of the Company and its stockholders; and
•	a majority of such directors, who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount, which could be substantial.

Board Approval

On April [  ], 2013, the Company’s board of directors, including a majority of the non-interested directors who have no financial interest in this proposal, approved this proposal as in the best interests of the Company and its stockholders and is recommending that the Company’s stockholders vote in favor of this proposal to offer and sell shares of the Company’s common stock at prices that may be less than NAV. In evaluating this proposal, the Company’s board of directors, including the non-interested directors, considered and evaluated factors including the following, as discussed more fully below:

•	possible long-term benefits to the Company’s stockholders; and
•	possible dilution to the Company’s NAV

Prior to approving this proposal, the Company’s board of directors met to consider and evaluate material that our management provided on the merits of our possibly raising additional capital and the merits of publicly offering shares of the Company’s common stock at a price below NAV. The Company’s board of directors considered the objectives of a possible offering, the mechanics of an offering, establishing size parameters for an offering, the possible effects of dilution, common stock trading volume, and other matters, including that the Company’s common stock has frequently traded both above and below NAV in recent quarters. The board of directors evaluated a full range of offering sizes. However, the board of directors has not yet drawn any definite conclusions regarding the size of a contemplated capital raise at this time, to the extent the Company’s common stock were to trade below NAV. In determining whether or not to offer and sell common stock, including below NAV, the board of directors has a duty to act in the Company’s best interests and its stockholders and must comply with the other requirements of the 1940 Act.

Reasons to Offer Common Stock below NAV

The Company’s board of directors believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the Company’s best interests and the best interests of its stockholders. If the Company were unable to access the capital markets when attractive investment opportunities arise, the Company’s ability to grow over time and to continue to pay dividends to stockholders could be adversely affected. In reaching that conclusion, the Company’s board of directors considered the following possible benefits to its stockholders:

Current Market Conditions Have Created Attractive Opportunities

Current market opportunities have created, and we believe will continue to create for the foreseeable future, favorable opportunities to invest, including opportunities that, all else being equal, may increase the Company’s NAV over the longer-term, even if financed with the issuance of common stock below NAV. Stockholder approval of this proposal, subject to the conditions detailed below, is expected to provide the Company with the flexibility to invest in such opportunities. We believe that current market conditions provide attractive opportunities to use capital.

Market conditions also have beneficial effects for capital providers, including reduced competition, more favorable pricing of credit risk, more conservative capital structures and more creditor-friendly contractual terms. Accordingly, we believe that the Company could benefit from access to capital in this constrained credit market and that the current environment should provide attractive investment opportunities. The Company’s ability to take advantage of these opportunities will depend upon its access to capital.

Greater Investment Opportunities Due to Larger Capital Resources

The Company’s board of directors believes that additional capital raised through an offering of shares of its common stock may help it generate additional deal flow. Based on discussions with management, the Company’s board of directors believes that greater deal flow, which may be achieved with more capital, would enable the Company to be a more significant participant in the private debt markets and to compete more effectively for attractive investment opportunities. Management has represented to the Company’s board of directors that such investment opportunities may be funded with proceeds of an offering of shares of the Company’s common stock. However, management has not identified specific investment opportunities in which to invest the proceeds of an offering given that specific investment opportunities will change depending on the timing of an offering, if any.

Higher Market Capitalization and Liquidity May Make the Company’s Common Stock More Attractive to Investors

If the Company issues additional shares, its market capitalization and the amount of its publicly tradable common stock will increase, which may afford all holders of its common stock greater liquidity. A larger market capitalization may make the Company’s stock more attractive to a larger number of investors who have limitations of the size of companies in which they invest. Furthermore, a larger number of shares outstanding may increase the Company’s trading volume, which could decrease the volatility in the secondary market price of its common stock.

Maintenance or Possible Increase of Dividends

A larger and more diversified portfolio could provide the Company with more consistent cash flow, which may support the maintenance and growth of its dividend. The Company generally distributes dividends to its stockholders quarterly and for the year ended December 31, 2012 the Company distributed a total of $1.12 per share of its common stock. Although management will continue to seek to generate income sufficient to pay the Company’s dividends in the future, the proceeds of future offerings, and the investments thereof, could enable the Company to maintain and possibly grow its dividends, which may include a return of capital, in the future.

Reduced Expenses Per Share

An offering that increases the Company’s total assets may reduce its expenses per share due to the spreading of fixed expenses over a larger asset base. The Company must bear certain fixed expenses, such as certain administrative, governance and compliance costs that do not generally vary based on its size. On a per share basis, these fixed expenses will be reduced when supported by a larger asset base.

Status as a BDC and RIC and Maintaining a Favorable Debt-to-Equity Ratio

As a BDC and a RIC, for tax purposes, the Company is dependent on its ability to raise capital through the sale of common stock. RICs generally must distribute substantially all of their earnings from dividends, interest and short-term gains to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, for the same reason BDCs, in order to borrow money or issue preferred stock, must maintain a debt to equity ratio of not more than 1:1, which requires the Company to finance its investments with at least as much common equity as debt and preferred stock in the aggregate. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company endeavors to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

Exceeding the required 1:1 debt-to-equity ratio would have severe negative consequences for a BDC, including an inability to pay dividends, possible breaches of debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed the required 1:1 debt-to-equity ratio, the markets the Company operates in and the general economy remain volatile and uncertain. Even though the underlying performance of a particular portfolio company may not indicate impairment or an inability to repay indebtedness in full, the volatility in the debt capital markets may continue to impact the valuations of debt investments negatively and result in further unrealized write-downs of debt investments. Any such asset write- downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, will negatively impact its stockholders’ equity and the resulting debt-to-equity ratio. Issuing new equity will improve the Company’s debt-to-equity ratio. In addition to meeting legal requirements applicable to BDCs, having a more favorable debt-to-equity ratio will also generally strengthen the Company’s balance sheet and give it more flexibility in its operations.

Trading History

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that the Company’s shares of common stock will trade at a discount from net asset value, or at premiums that are unsustainable over the long term, are separate and distinct from the risk that the Company’s net asset value will decrease. Since the Company’s initial public offering in 2003 through the fourth quarter of 2012, our shares of common stock have traded both at a premium and a discount to the net assets attributable to those shares. As of April [  ], 2013, our shares of common stock traded at a premium equal to approximately [    ]% of the net assets attributable to those shares based upon our net asset value as of December 31, 2012. It is not possible to predict whether the shares offered hereby will trade at, above, or below net asset value. The following table sets forth, for each fiscal quarter during the last two fiscal years and the current fiscal year, the NAV per share of our common stock, the high and low intraday sales prices for our common stock, such sales prices as a percentage of NAV per share and quarterly distributions per share.

	NAV(1)	Price Range				Premium or (Discount) of High Sales Price to NAV(2)	Premium or (Discount) of Low Sales Price to NAV(2)	Cash Distributions Per Share(3)
		High		Low
Fiscal 2013
First Quarter (through April [ ], 2013)	*	$	[ ]	$	[ ]	*	*	$0.29
Fiscal 2012
Fourth Quarter	$9.90		$10.57		$8.84	7%	(11)%	$0.29
Third Quarter	$9.85		$11.09		$9.47	13%	(4)%	$0.29
Second Quarter	$9.47		$9.90		$8.50	5%	(10)%	$0.27
First Quarter	$9.50		$10.65		$8.61	12%	(9)%	$0.27
Fiscal 2011
Fourth Quarter	$9.30		$9.24		$7.07	(1)%	(24)%	$0.25
Third Quarter	$9.34		$10.04		$7.71	7%	(17)%	$0.25
Second Quarter	$9.85		$11.75		$9.17	19%	(7)%	$0.25
First Quarter	$9.97		$13.11		$9.43	31%	(5)%	$0.24

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.
(2)	Calculated as the respective high or low intraday sales price divided by NAV.
(3)	Represents the cash distribution declared in the specified quarter.
*	Not determinable as of the Record Date.

Key Stockholder Considerations

Dilution

Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the dilutive effect of the issuance of shares of the Company’s common stock at a price that is less than the NAV per share and the expenses associated with such issuance on the NAV per outstanding share of the Company’s common stock. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV per share as a result of the issuance of shares at a price below the NAV per share and a disproportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. There will be no limit on the percentage below net asset value per share at which shares may be sold by the Company under this proposal. However, the Company does not presently intend to sell shares of its common stock at a price that is more than 20% lower than the Company’s then current NAV, absent extenuating circumstances. The board of directors of the Company will consider the potential dilutive effect of the issuance of shares at a price below the NAV per share and will consider again such dilutive effect when considering whether to authorize any specific issuance of shares of common stock below NAV.

In addition, stockholders should consider the risk that the approval of this proposal could cause the market price of the Company’s common stock to decline in anticipation of sales of its common stock below NAV, thus causing the Company’s shares to trade at a discount to NAV. The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares reduces net asset value per share. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then-current NAV, their voting power will be diluted.

The precise extent of any such dilution cannot be estimated before the terms of a common stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution in an offering is the amount of net proceeds that we receive from such offering. The board of directors would expect that the net proceeds to us will be equal to the price that investors pay per share, less the amount of any underwriting discounts and commissions, typically 95% of the market price.

As discussed above, it should be noted that the maximum number of shares issuable below NAV that could result in such dilution is limited to 25% of the Company’s then outstanding common stock immediately prior to each such offering. As a result, the maximum amount of dilution to existing stockholders will be limited to no more than 20% of the Company’s then current NAV, assuming the Company were to issue the maximum number of shares at no more than par value, or $0.01 per share.

Examples of Dilutive Effect of the Issuance of Shares Below NAV

The following table illustrates the level of net asset value dilution that would be experienced by a nonparticipating stockholder in three different hypothetical offerings of different sizes and levels of discount from net asset value per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 1,000,000 common shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00, respectively. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount from net asset value); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from net asset value); (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and commissions (a 20% discount from net asset value); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $0.01 per share after offering expenses and commissions (a 100% discount from net asset value).

	Prior to Sale Below NAV	Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 20% Offering at 20% Discount		Example 4 25% Offering at 100% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to the Public	—	$10.00	—	$9.47	—	$8.42	—	$0.01	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—	$0.01	—
Decrease to NAV
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%	1,250,000	25.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%	$8.00	(20.00)%
Dilution to Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—	10,000	—
Percentage Held by Stockholder A	1.00%	0.95%	(4.76)%	0.91%	(9.09)%	0.83%	(16.67)%	0.80%	(20.00)%
Total Asset Values
Total NAV Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%	$80,020	(19.98)%
Total Investment by Stockholder A(1)	$100,000	$100,000	—	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A(2)	—	$(200)	—	$(900)	—	$(3,300)	—	$(19,980)	—
Per Share Amounts
NAV per Share held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—	$8.00	—
Investment per Share held by Stockholder A(3)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00	—
Dilution per Share held by Stockholder A(4)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—	$(2.00)	—
Percentage Dilution to Stockholder A(5)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%	—	(19.98)%

(1)	Assumed to be $10.00 per Share.
(2)	Represents total NAV less total investment.
(3)	Assumed to be $10.00 per Share on Shares held prior to sale.
(4)	Represents NAV per Share less Investment per Share.
(5)	Represents Dilution per Share divided by Investment per Share.

Other Considerations

In reaching its recommendation to the stockholders of the Company to approve this proposal, the board of directors considered a possible source of conflict of interest due to the fact that the proceeds from the issuance of additional shares of our common stock will increase the management fees that we pay to TICC Management as such fees are partially based on the amount of our gross assets, as well as the effect of the following factors:

•	the costs and benefits of a common stock offering below NAV compared to other possible means for raising capital or concluding not to raise capital;
•	the size of a common stock offering in relation to the number of shares outstanding;
•	the general condition of the securities markets; and
•	any impact on operating expenses associated with an increase in capital.

The board of directors, including a majority of the non-interested directors who have no financial interest in this proposal, concluded that the benefits to the stockholders from increasing our capital base outweighed any detriment, including from increased management fees, especially considering that the management fees would increase regardless of whether we offer shares of common stock below NAV or above NAV, or dilution to existing stockholders.

Potential Investors

The Company has not yet solicited any potential buyers of the shares that it may elect to issue in any future offering in order to comply with the federal securities laws. No shares are earmarked for management or other affiliated persons of the Company. However, members of management and other affiliated persons may participate in a common stock offering on the same terms as others.

Required Vote

Approval of this proposal requires the affirmative vote of (1) a majority of the outstanding voting securities as of the Record Date; and (2) a majority of the outstanding voting securities as of the Record Date that are not held by affiliated persons of the Company, which includes directors, officers, employees, and 5% stockholders. For purposes of this proposal, the 1940 Act defines “a majority of the outstanding voting securities” as: (1) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the Company, whichever is less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK AT A PRICE OR PRICES BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE IN ONE OR MORE OFFERINGS, IN EACH CASE SUBJECT TO THE APPROVAL OF ITS BOARD OF DIRECTORS AND COMPLIANCE WITH THE CONDITIONS SET FORTH IN THE PROXY STATEMENT.

OTHER BUSINESS

The Board of Directors knows of no other business to be presented for action at the Annual Meeting. If any matters do come before the Annual Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Annual Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the Annual Meeting unless certain securities law requirements are met.

AVAILABLE INFORMATION

We are required to file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. This information will also be available free of charge by contacting us at TICC Capital Corp., 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 or by telephone at (203) 983-5275 or on our website at http://www.ticc.com.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2014 Annual Meeting of Stockholders will be held in June 2014, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting must submit the proposal in writing to the Company at its address in Greenwich, Connecticut, and the Company must receive the proposal no later than [           ], in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on [           ], 2014 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on [           ], 2014.

Notices of intention to present proposals at the 2014 Annual Meeting of Stockholders should be addressed to Patrick F. Conroy, Corporate Secretary, TICC Capital Corp., 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

You are cordially invited to attend the Annual Meeting of stockholders in person. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope, or to vote by telephone or through the Internet.

By Order of the Board of Directors
Patrick F. Conroy Corporate Secretary

Greenwich, Connecticut
April [  ], 2013

PRIVACY NOTICE

We are committed to protecting your privacy. This privacy notice, which is required by federal law, explains privacy policies of TICC Capital Corp. and its affiliated companies. This notice supersedes any other privacy notice you may have received from TICC Capital Corp., and its terms apply both to our current stockholders and to former stockholders as well.

We will safeguard, according to strict standards of security and confidentiality, all information we receive about you. With regard to this information, we maintain procedural safeguards that comply with federal standards.

Our goal is to limit the collection and use of information about you. When you purchase shares of our common stock, our transfer agent collects personal information about you, such as your name, address, social security number or tax identification number.

This information is used only so that we can send you annual reports, proxy statements and other information required by law, and to send you information we believe may be of interest to you.

We do not share such information with any non-affiliated third party except as described below.

•	It is our policy that only authorized employees of our investment adviser, TICC Management, LLC, who need to know your personal information will have access to it.
•	We may disclose stockholder-related information to companies that provide services on our behalf, such as record keeping, processing your trades, and mailing you information. These companies are required to protect your information and use it solely for the purpose for which they received it.
•	If required by law, we may disclose stockholder-related information in accordance with a court order or at the request of government regulators. Only that information required by law, subpoena, or court order will be disclosed.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

TICC CAPITAL CORP.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

JUNE [  ], 2013

The undersigned stockholder of TICC Capital Corp. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and hereby appoints Saul B. Rosenthal and Patrick F. Conroy, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters located at 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830 on June [  ], 2013, at 10:00 a.m., Eastern Time, and at all postponements or adjournments thereof, as indicated on this proxy.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; where no choice is specified, it will be voted FOR Proposals 1 and 2 and in the discretion of the proxies with respect to matters described in Proposal 3.

Please vote, sign and date this proxy on the reverse side and return it promptly in the enclosed envelope.

(CONTINUED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS
TICC CAPITAL CORP.
JUNE [  ], 2013

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by TICC Capital Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to TICC Capital Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD
IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE

Please Detach and Mail in the Envelope Provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2.

1. The election of the following person (except as marked to the contrary) as a director, who will serve as director of TICC Capital Corp. until 2016, or until her successor is duly elected
and qualified.	FOR	WITHHOLD AUTHORITY	Nominee:
	☐	☐	Tonia L. Pankopf
2. To approve a proposal to authorize TICC Capital Corp. to sell shares of its common stock at a price or prices below TICC Capital Corp.’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of TICC Capital Corp.’s then outstanding common stock immediately prior to each such offering).	FOR	AGAINST	ABSTAIN
	☐	☐	☐
3. To vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

IMPORTANT: Please sign your names exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.

SIGNATURE	DATE	SIGNATURE	DATE
IF HELD JOINTLY